                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                              MIKASA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                  MIKASA, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999

                             ---------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of Mikasa, Inc. (the "Company") will be held at the Long Beach Hyatt Regency Hotel, 200 South Pine Avenue, Long Beach, California 90802, on May 26, 1999, at 2:00 p.m. for the following purposes:

    1.  To elect three directors, each to serve a three-year term; and

    2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed April 2, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors

                                          JOSEPH S. MUTO
                                          SECRETARY

Secaucus, New Jersey
April 21, 1999

                                  MIKASA, INC.

                                ONE MIKASA DRIVE
                           SECAUCUS, NEW JERSEY 07096
                                 (201) 867-9210

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

GENERAL

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Mikasa, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 26, 1999, at the Long Beach Hyatt Regency Hotel, 200 South Pine Avenue, Long Beach, California 90802, and at any and all adjournments thereof.

    This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 21, 1999. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's Common Stock as of April 2, 1999, will be entitled to vote at the Annual Meeting. On April 2, 1999, there were outstanding 17,688,395 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

    Assuming a quorum is present, the affirmative vote of a plurality of the votes cast will be required for the election of directors, and the affirmative vote of a majority of the votes cast will be required to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions is included. Abstentions with respect to any proposal are counted as "shares present" and have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

REVOCABILITY OF PROXIES

    Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

    The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Three directors are to be elected at the Annual Meeting to hold office for a term of three years expiring at the third succeeding Annual Meeting. Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

NAME                                                             PRINCIPAL OCCUPATION                            AGE
------------------------------------------  ---------------------------------------------------------------      ---

NOMINEES FOR TERMS OF OFFICE EXPIRING IN THREE YEARS

RAYMOND B. DINGMAN........................  Mr. Dingman was named Chief Executive Officer of the Company in          53
                                            August 1996. He has also served as President, Chief Operating
                                            Officer and a director of the Company since December 1993, was
                                            Chief Financial Officer of the Company from December 1993 until
                                            May 1995 and was Executive Vice President and Controller of the
                                            Company from 1990 until December 1993.

NORMAN R. HIGO............................  Mr. Higo has served as a director of the Company since 1985. He          60
                                            retired from the Company as an officer effective November 1,
                                            1995 and served as a consultant to the Company through February
                                            1997. Mr. Higo had served as Executive Vice President and
                                            Treasurer since 1985, as President and Chief Operating
                                            Officer-- International Operations since December 1993 and as
                                            Secretary of the Company from 1985 until September 1994.

MICHAEL LAX...............................  Mr. Lax has served as a director since February 1995. Since              69
                                            1965, he has been President of Michael Lax Associates, Inc., an industrial design firm. Mr. Lax's designs are included in the permanent collections of The Museum of Modern Art (New York
                                            City), The Musee des Arts Decoratifs de Montreal and the Denver
                                            Art Museum.

DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN ONE YEAR

ALFRED J. BLAKE...........................  Mr. Blake was named Chairman of the Board of the Company in              61
                                            December 1993. From 1976 until August 1996, he served as Chief
                                            Executive Officer. He has served as a director since 1976 and was also the Company's President from 1976 until December 1993.

ROBERT H. HOTZ............................  Mr. Hotz was elected a director of the Company in August 1994.           54
                                            Since 1991, Mr. Hotz has been a Managing Director at Warburg
                                            Dillon Read LLC. From 1968 to 1991, he was employed by Smith
                                            Barney Inc. where he last served as a Senior Executive Vice
                                            President. Mr. Hotz is also a director of Universal Health
                                            Services, Inc. and Warburg Dillon Read LLC.

NAME                                                             PRINCIPAL OCCUPATION                            AGE
------------------------------------------  ---------------------------------------------------------------      ---
JOSEPH S. MUTO............................  Mr. Muto has served as a director of the Company since 1985. He          56
                                            was appointed Secretary and General Counsel of the Company in
                                            September 1994. Prior to joining the Company, Mr. Muto was a partner in the law firm of Kelley Drye & Warren LLP in Los
                                            Angeles, California.

DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN TWO YEARS

GEORGE T. ARATANI.........................  Mr. Aratani has served as Chairman Emeritus of the Board of              81
                                            Directors of the Company since December 1993. Prior to that time, he was Chairman of the Board. Mr. Aratani became Chief
                                            Executive Officer and a director of the Company in 1939 and served as Chief Executive Officer until 1976.

ANTHONY F. SANTARELLI.....................  Mr. Santarelli has served as a director of the Company since             56
                                            December 1993 and as Executive Vice President-- Operations
                                            since 1990.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Audit Committee is currently comprised of Messrs. Hotz and Lax. It is responsible for advising the Board of Directors in connection with the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee held one meeting in 1998.

    The Compensation Committee, currently comprised of Messrs. Hotz and Lax, oversees the Company's executive officer compensation program, including the grant of bonuses, and administers the Mikasa, Inc. 1998 Long-Term Stock Incentive Plan. The Compensation Committee held one meeting in 1998.

    The Board of Directors does not have a Nominating Committee.

    The Board of Directors held three meetings during 1998. None of the incumbent directors attended fewer than 75% of the Board meetings and committee meetings of which he was a member, except that Mr. Aratani did not attend two Board meetings in March and October, 1998. The Board of Directors has an Executive Committee which is comprised of Messrs. Blake, Dingman and Santarelli. The members of the Executive Committee confer on a regular basis between meetings of the Board of Directors with respect to major policy and significant business and operational decisions with respect to the Company.

DIRECTORS' COMPENSATION

    Non-employee directors receive $15,000 annually, payable quarterly, as compensation for serving on the Board of Directors, plus $500 for each Board meeting attended and $500 for each Committee meeting attended held other than in conjunction with a regular Board meeting. Non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings. Eligible non-employee directors participate in the Non-Employee Directors Stock Option Plan (the "Directors Plan") which provides for automatic grants of options to non-employee directors. Former employees are not eligible to participate in the Directors Plan. Under the Directors Plan, each eligible non-employee director who has been elected or who is continuing as a member of the Board of Directors is granted an option to purchase 2,500 shares of the Company's Common Stock on the date of each Annual Meeting of the Company's stockholders. Options are granted at 100% of the fair market value of the Company's Common Stock on the grant date and have a term of ten years. Option grants vest 50% on the first anniversary of the grant date and in full on the second anniversary of the grant date. Messrs. Hotz and Lax were the only Directors eligible to participate in the Directors Plan in 1998.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation of the Chief Executive Officer, the Chairman of the Board and each of the two other executive officers (the "Named Executive Officers") for each of the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                    SECURITIES
                                                                                    UNDERLYING
                                                                                    OPTIONS(#)
                                                                    ANNUAL         -------------
                                                                 COMPENSATION        LONG-TERM
                                                             --------------------  COMPENSATION        ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR     SALARY($)  BONUS($)      AWARDS      COMPENSATION($)(1)
------------------------------------------------  ---------  ---------  ---------  -------------  -------------------
Raymond B. Dingman..............................       1998    356,700    190,000       50,000             2,500
Chief Executive Officer, President                     1997    356,700    200,000       50,000             2,375
  and Chief Operating Officer                          1996    318,000    220,000      300,000             2,375

Alfred J. Blake.................................       1998    356,700    190,000       50,000                 0
Chairman of the Board                                  1997    356,700    200,000       50,000                 0
                                                       1996    397,630    220,000       50,000                 0

Anthony F. Santarelli...........................       1998    254,800    190,000       50,000                 0
Executive Vice President--                             1997    254,800    200,000       50,000                 0
  Operations                                           1996    231,440    195,000       50,000                 0

Brenda W. Flores(2).............................       1998    114,600     52,500       10,000             1,720
Vice President and Chief Financial                     1997    111,300     55,000       10,000             1,670
  Officer                                              1996    107,000     70,000       20,000             2,210

------------------------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) Ms. Flores, age 45, has been the Chief Financial Officer of the Company since May 1995 and a Vice President since December 1993. Ms. Flores was Chief Accounting Officer and Controller from December 1993 to May 1995 and was Director of Accounting from April 1986 to December 1993.

    The Company entered into an Employment and Consulting Agreement, dated August 6, 1996, with Mr. Blake (the "Employment Agreement"). Under the Employment Agreement, Mr. Blake agreed to serve as Chairman of the Board for a two-year period at an annual base salary established by the Board of Directors (which, for 1998, was $356,700) plus benefits and executive perquisites consistent with Company policy, subject to upward adjustments. After such two-year period, Mr. Blake would serve as a consultant for six years for an annual payment of $200,000. During and for two years after such consulting period, Mr. Blake agreed not to compete with the Company in any country where the Company does significant business. The Company and Mr. Blake are in discussions regarding an extension to the two year employment period and other changes to the Employment Agreement, which discussions are not yet final.

    The following table sets forth grants of stock options during the fiscal year ended December 31, 1998 to the Named Executive Officers. No stock appreciation rights were granted to, and no stock options were exercised by, any Named Executive Officers during fiscal 1998.

                       OPTION GRANTS FOR FISCAL YEAR 1998

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                          INDIVIDUAL GRANTS                             ANNUAL RATES OF STOCK
                                            ---------------------------------------------               PRICE APPRECIATION FOR
                                                          % OF TOTAL OPTION    PER SHARE                    OPTION TERM(2)
                                              OPTIONS    GRANTS TO EMPLOYEES   EXERCISE    EXPIRATION   ----------------------
                                            GRANTED(1)     IN FISCAL 1998     PRICE($/SH)     DATE        5%($)       10%($)
                                            -----------  -------------------  -----------  -----------  ----------  ----------
Raymond B. Dingman........................      50,000            15.97%       $  10.375     12/14/08   $  326,242  $  826,732
Alfred J. Blake...........................      50,000            15.97           10.375     12/14/08      326,242     826,732
Anthony F. Santarelli.....................      50,000            15.97           10.375     12/14/08      326,242     826,732
Brenda W. Flores..........................      10,000             3.19           10.375     12/14/08       65,248     165,346

------------------------

(1) These options were granted under the Company's Incentive Plan with ten year terms. Options vest at the rate of 50% one year from the date of grant and the remaining 50% two years from the date of grant.

(2) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise); there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

DEFINED BENEFIT PENSION PLAN

    The following table shows the estimated annual retirement benefits that would be payable under the Company's Defined Benefit Pension Plan, assuming retirement at age 65.

                               PENSION PLAN TABLE

                                                                      YEARS OF MIKASA SERVICE AT 12/31/98
                                                             -----------------------------------------------------
COMPENSATION                                                    15         20         25         30         35
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$235,840...................................................  $  79,978  $  82,689  $  84,315  $  85,400  $  86,174
 225,000...................................................     77,105     79,457     80,868     81,809     82,481
 200,000...................................................     70,480     72,004     72,918     73,528     73,963
 175,000...................................................     63,855     64,551     64,968     65,246     65,445
 150,000...................................................     56,700     56,700     56,700     56,700     56,700
 125,000...................................................     46,763     46,763     46,763     46,763     46,763

    Compensation covered by the Company's Defined Benefit Pension Plan includes the employee's base salary and annual bonus, if any, which is the same as the compensation disclosed in the Salary and Bonus columns of the Summary Compensation Table, subject to the limitation on maximum compensation which may be considered in computing benefits under qualified pension plans as set by the Internal Revenue Service each year. The above table takes into account the effect of the drop in maximum allowable compensation from $235,840 in 1993 to $150,000 in 1994 and a rounded cost of living adjustment thereafter. The maximum allowable compensation for the 1999 plan year is $160,000. Benefits are determined on the basis of a participant's years of service and compensation during the employee's highest compensated five consecutive years of employment. The benefits set forth in the table are computed on a straight-life annuity basis, assuming retirement at age 65, and are subject to an offset for Social Security benefits. As of December 31, 1998, Mr. Blake was credited with 30 years of service, Mr. Dingman was credited with 25 years of service, Mr. Santarelli was credited with 27 years of service and Ms. Flores was credited with 12 years of service. The covered compensation of all of the Named Executive Officers is presently at the Internal Revenue Service limitation described above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During 1998, the Compensation Committee, which is currently comprised of Messrs. Hotz and Lax, made compensation decisions for the Company's executive officers. The policy of the Committee is that the compensation programs for executive officers should be effective to attract and retain key executives responsible for the success of the Company and should be administered for the long-term interests of the Company and its stockholders. The Company endeavors to align total compensation for senior executives with Company performance.

    The Committee considers various indicators of corporate and individual performance in determining compensation for executive officers. The Committee also evaluates executive officer compensation in light of available information regarding executive salary levels paid by selected competitors and other available information regarding industry compensation practices that is available to the Committee. However, the Committee does not target a specific company or compensation percentile range within the peer group. The Committee's overall determinations are subjective; it does not apply any specific formula in making compensation decisions.

    BASE SALARY. For 1998, with the exception of Brenda W. Flores, the Committee did not increase annual base salary levels from the levels in effect in 1997. Ms. Flores' increase in annual base salary is as reflected in the Summary Compensation Table.

    ANNUAL BONUS. Executive officers, including the Chief Executive Officer, and other management personnel are eligible to receive an annual bonus. The bonus pool for 1998 benefited approximately 90 participants within the management of the Company. In late 1998, the Chief Executive Officer made recommendations to the Committee regarding the size of the bonus pool and individual bonuses for the year for all executive officers except himself. The Committee determined the size of the 1998 bonus pool based on its review of the Company's overall performance during 1998 and the Chief Executive Officer's recommendation. The Committee awarded individual bonuses based upon a consideration of its general compensation policies and criteria and its subjective judgment with respect to the performance of the Company during the relevant period and the performance of the participant in relation to the level of responsibility of the participant.

    LONG-TERM INCENTIVE AWARDS. The Company's Incentive Plan permits awards to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights and other stock awards. The Board of Directors believes that the Incentive Plan encourages key personnel of the Company to increase their interest in the Company's long-term success, thus better linking employee and stockholder interests, and motivates executive officers to make long-term decisions which are in the best interest of the Company and that will, over the long run, generate the best return to stockholders. In December 1998, the Board granted stock option awards to executive officers pursuant to the Incentive Plan for their performance during 1998. The grants were based upon the Board's consideration of the Company's general compensation policies and criteria, as explained above, and its subjective judgment with respect to the performance of the Company during the relevant period and the performance of the participant in relation to the level of responsibility of the participant. The Board also considered existing stock holdings of individual executive officers when making such grants.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee maintained Mr. Dingman's base salary in 1998 at the same level as in 1997. Near year end, the Committee awarded a bonus of $190,000 to Mr. Dingman pursuant to the Company's annual bonus program.

    During the year, the Committee elected to award Mr. Dingman options to purchase 50,000 shares of Common Stock. The Committee concluded that a substantial portion of Mr. Dingman's compensation should be dependent upon an increase in stockholder value over the current levels and that the Committee looked to Mr. Dingman for leadership in achieving such increase. The award of options to Mr. Dingman was made with respect to performance in 1998.

    The factors considered by the Committee in making these compensation decisions with respect to 1998 included (i) growth in net sales and the negative impact on earnings of a restructuring charge and certain duplicative expenses related to the consolidation of east coast distribution into the Charleston, South Carolina facility, (ii) the increase in the number of Company-owned stores, (iii) an increased presence in Canada, and substantial contribution to increased international net sales, resulting from the opening of two additional Company-owned stores, (iv) the planning, construction and transfer of east coast distribution to the Company's distribution center in Charleston, South Carolina,
(v) a broadening of the Company's product line, (vi) increased levels of cash flow from operations and (vii) overall competitive environment and operating results of key competitors.

    POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(M). In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m).
Section 162(m) and the regulations thereunder place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. Awards pursuant to the Company's Long-Term Incentive Plan in 1998 generally should qualify as "performance-based compensation." The Board of Directors plans to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

                                 Robert H. Hotz
                                  Michael Lax

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Hotz is a Managing Director and a Director of Warburg Dillon Read LLC, which investment banking firm acted as financial adviser to the Company in 1998.

                              CERTAIN TRANSACTIONS

    Mr. Blake and Mr. Santarelli are the partners of Main Street Associates, a general partnership. The Company leases from Main Street Associates its factory store premises located at 93-95 Main Street, Flemington, New Jersey. Mr. Santarelli was not a director of the Company at the time this lease was approved. The original lease had a term of ten years expiring in August 1999 (with no renewal options). In March of 1999, the lease was amended to extend the term to August 2009 (with no renewal options) and for an annual lease payment in the amount of $172,800 commencing September 1, 1999 and increasing at a rate of 3% per year. The extension is upon terms which management believes are comparable to those prevailing in arms-length transactions for similar extensions at the time of its execution.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock from May 25, 1994, when the Company went public, to December 31, 1998 with the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index is comprised of Bed Bath & Beyond, Inc., The Bombay Company, Inc., General Housewares Corporation, Lechters, Inc., Libbey Inc., Lifetime Loan Corporation, Newell Companies, Oneida Ltd., Pier 1 Imports, Inc., Waterford Wedgwood plc. (ADR) and Williams-Sonoma, Inc. The graph assumes a $100 investment at the beginning of the period and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS
         QUARTERS ENDING               DOLLARS
                                     MIKASA INC.     S&P 500 INDEX      PEER GROUP
25May94                                    $100.00           $100.00          $100.00
Jun94                                      $105.36            $97.58          $101.99
Sep94                                      $117.00           $102.35          $105.92
Dec94                                      $116.97           $102.34          $102.75
Mar95                                      $122.32           $112.30          $107.74
Jun95                                      $106.25           $123.02          $103.39
Sep95                                      $103.57           $132.80          $107.86
Dec95                                       $96.43           $140.79          $112.35
Mar96                                       $84.82           $148.35          $125.16
Jun96                                       $78.57           $155.01          $140.18
Sep96                                       $75.89           $159.80          $140.05
Dec96                                       $73.22           $173.12          $144.50
Mar97                                       $80.36           $177.76          $147.79
Jun97                                      $102.24           $208.79          $181.44
Sep97                                       $99.92           $224.43          $190.16
Dec97                                      $105.24           $230.87          $202.94
Mar98                                       $97.92           $263.08          $239.37
Jun98                                       $92.83           $271.77          $245.27
Sep98                                       $81.77           $244.73          $202.76
Dec98                                       $93.62           $296.85          $229.28

                               COMPANY PROPOSALS

    The following proposal will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The following persons are nominated for election as directors to hold office for a term of three years expiring at the third succeeding Annual Meeting:

                               Raymond B. Dingman
                                 Norman R. Higo
                                  Michael Lax

    The nominees listed above are current members of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominees if no directions to the contrary are given. In the event that the nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

    The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 5, 1999, with respect to Common Stock of the Company beneficially owned (as defined by applicable rules for proxy statement reporting purposes) by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                             NUMBER OF SHARES OF   PERCENT OF SHARES
NAME                                                                           COMMON STOCK(5)      OF COMMON STOCK
---------------------------------------------------------------------------  -------------------  -------------------
Alfred J. Blake(1).........................................................        4,078,853                21.6%
George T. Aratani(1)(2)....................................................        2,488,469                13.2
Norman R. Higo(1)(3).......................................................        1,786,484                 9.4
Anthony F. Santarelli(1)...................................................        1,702,038                 9.0
Raymond B. Dingman(1)(4)...................................................        1,666,537                 8.8
Tadao Yamada(1)............................................................        1,272,463                 6.7
Brenda W. Flores...........................................................           97,146               *
Joseph S. Muto.............................................................           33,065               *
Robert H. Hotz.............................................................           15,250               *
Michael Lax................................................................            6,250               *
All directors and executive officers as a group (9 persons)................                                 62.8%

------------------------

*   Less than one percent

(1) The address for Messrs. Blake, Aratani and Higo is 20633 South Fordyce Avenue, Long Beach, California 90810. The address for Messrs. Dingman, Santarelli and Yamada is One Mikasa Drive, Secaucus, New Jersey 07094.

(2) Includes shares held in a trust as to which Mr. Aratani and his wife are trustees.

(3) Includes shares held in a trust as to which Mr. Higo and his wife are trustees.

(4) Includes shares held in a trust as to which Mr. Dingman is the trustee and shares held in another trust as to which Mr. Dingman and his wife are trustees.

(5) Includes options exercisable within 60 days as follows: A. J. Blake 122,500 shares; A. F. Santarelli 115,000 shares; R. B. Dingman 372,500 shares; B. W. Flores 42,500 shares; J. S. Muto 30,000 shares; R. H. Hotz 6,250 shares; Michael Lax 6,250 shares; and all directors and executive officers as a group 695,000 shares.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1998, except that a Form 4 for Raymond Dingman was inadvertently not timely filed.

                            INDEPENDENT ACCOUNTANTS

    The Company's Board of Directors has preliminarily selected
PricewaterhouseCoopers LLC as the Company's independent accountants for the fiscal year ending December 31, 1999. A representative of PricewaterhouseCoopers LLC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative so desires and to respond to appropriate questions.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

    Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 2000 Annual Meeting must submit such proposal so that it is received by the Company no later than December 23, 1999. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

    Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days prior to the date of the next annual meeting.

                                 OTHER MATTERS

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxyholders with respect to (i) other business that may properly come before the meeting and (ii) matters of which the Company did not have notice by March 9, 1999.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report for the year ended December 31, 1998 is being mailed to stockholders together with this Proxy Statement.

    THE COMPANY WILL SEND TO STOCKHOLDERS UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR A COPY SHOULD BE DIRECTED TO THE SECRETARY, MIKASA, INC., ONE MIKASA DRIVE, SECAUCUS, NEW JERSEY 07096.

    STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          JOSEPH S. MUTO
                                          SECRETARY

Secaucus, New Jersey

April 21, 1999

                                  DETACH HERE

                                     PROXY

                                 MIKASA, INC.

               ONE MIKASA DRIVE, SECAUCUS, NEW JERSEY, 07096

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Raymond B. Dingman and Joseph S. Muto, or either of them, with unlimited power of substitution, as Proxies to represent the undersigned at the Annual Meeting of Stockholders of MIKASA, INC., to be held on Wednesday, May 26, 1999 at the Long Beach Hyatt Regency Hotel, 200 South Pine Avenue, Long Beach, California 90802, at 2:00 p.m., or any adjournment or adjournments thereof, and to vote, as directed on the reverse side, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS LISTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE


--------------------------------------------------------------------------------
                             Disclosure Page 20

                                                             File Date: 05/27/98
--------------------------------------------------------------------------------

SIDE                                                    SIDE

                                  DETACH HERE

/X/ Please mark
    votes as in
    this example

    1. ELECTION OF DIRECTORS
       NOMINEES: Raymond B. Digman, Norman R. Higo and Michael Lax

    FOR all nominees    / /              / / WITHHOLD AUTHORITY
      listed above                             to vote for all
   (except as marked                         Nominees listed above
 to the contrary below)

--------------------------------------------------------------------------
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided above.)

    2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        MARK HERE FOR            / /            MARK HERE IF        / /
     ADDRESS CHANGE AND                      YOU PLAN TO ATTEND
       NOTE AT LEFT                             THE MEETING

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
    PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED.

    NOTE: Please sign exactly as your name appears at the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

       Signature:                                Date:
                 -----------------------------        -------------------

       Signature:                                Date:
                 -----------------------------        -------------------


-------------------------------------------------------------------------------
                               Disclosure Page 21